UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On May 1, 2017, Elliott issued the following letter and the materials attached hereto as Exhibit 1 to the Company’s shareholders, which were also posted by Elliott to www.NewArconic.com:

May 1, 2017

Dear Fellow Arconic Shareholder:

You are receiving this letter because you are a shareholder of Arconic Inc. (“Arconic” or the “Company”), which was formerly a part of Alcoa Inc. This letter contains important information about your investment.

On April 24th, the Arconic Board of Directors postponed the Company’s Annual Meeting of Shareholders to a yet-to-be-determined date. Voting, however, remains ongoing. Your vote – by sending in the Blue Card and voting for the shareholder nominees – is critical to ensuring that the changes needed at Arconic occur.

The delay of the Annual Meeting marks the third time in six weeks that shareholders have received the unwelcome news that Arconic’s Board and management have tampered with the upcoming shareholder vote in blatant disregard of their fundamental duties to shareholders:

-	On March 13th, it was revealed that the Company traded corporate assets for a two-year voting agreement designed to entrench the Board and management.

-	On April 12th, the Company threatened shareholders with a $500 million “poison put” liability designed to raise the specter of significant financial harm should the nominees put forward by Elliott Management (the “Shareholder Nominees”) be elected.

We can only assume that this postponement is an attempt by the Company to buy itself additional time to solicit votes, because the departure of former CEO Klaus Kleinfeld – who resigned in disgrace after sending a threatening letter to the Company’s largest shareholder – has left a gap on its slate of director nominees.

In another sign of desperation, the Company has now made a disingenuous public offer to add two of the Shareholder Nominees to its slate. We are gratified that the Board has reluctantly acknowledged that all of the Shareholder Nominees are highly qualified, independent and would make worthwhile additions to the Board. However, it is obvious that the Board’s sudden change of heart regarding the same nominees it has spent the past three months publicly criticizing is just another ploy to protect its own prerogatives.

Unfortunately, under the stewardship of Interim Chair Patricia Russo, the Board is acting as though all of the director nominees in this contest are merely pawns in a game where preserving their own power and positions is more important than doing what is best for Arconic.

To justify this behavior, the Company has argued that Elliott is seeking “undue influence” over the Company. This argument is flawed on its face. The Shareholder Nominees will have no ties with Elliott.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

NewArconic.com	2

Instead, up for election are three former aerospace operating executives with a combined 80 years of industry experience (including at the Company and its closest competitor, Precision Castparts Corporation), and a former industrial and materials executive who has run multiple CEO searches. You can read more about these exceptional nominees in an appendix to this letter.

These are extraordinarily well-qualified candidates with distinguished resumes and critical skills that this Board manifestly lacks. All are independent. All Elliott has done is identify them. We cannot seat them and cannot cast more than our fair share of the vote. It isn’t any “undue influence” from Elliott that will result in their elevation to the Board, but rather the legitimate support of a majority of Arconic’s voting shareholders.

Unfortunately, an expression of the will of a majority of Arconic’s voting shareholders is exactly what this Board seems intensely focused on avoiding.

We believe the reason is obvious: Every single Arconic shareholder who has publicly expressed a voting preference has come out in favor of the Shareholder Nominees. This wide consensus represents well over 20% of the Company’s stock. In addition, many more shareholders have privately encouraged us to continue our efforts and have articulated their strong desire for change.1

This Board apparently believes that real change is unwarranted. They have expressed that view with remarkable consistency since this contest began. They stuck with that view even after Elliott blew the whistle on Dr. Kleinfeld’s unethical attempt to trade corporate assets for votes. Indeed, in becoming Dr. Kleinfeld’s advocate rather than the Corporation’s steward, the Board created an “anything goes” culture amidst which Dr. Kleinfeld seemingly felt that it was permissible to threaten a Company shareholder.

Unbelievably, the Board continues to insist that no real change is necessary even in the wake of Dr. Kleinfeld’s shameful exit. The Board took pains in announcing his departure to dismiss “Elliott’s criticisms of the Company’s strategy, leadership or performance,” and it made sure to “reaffirm the strategy developed under [Dr. Kleinfeld’s] leadership.”

The events of the past two months – the belated revelation of a secret vote-buying agreement, the voluntary triggering of an old-fashioned “poison put,” the obstinate defense of Klaus Kleinfeld up until his departure became inevitable as a result of his disgraceful conduct, and now the delay of Arconic’s Annual Meeting – have only served to confirm that real change is urgently needed at Arconic.

The only realistic way to produce the kind of change Arconic needs is through the election of all four of the highly qualified Shareholder Nominees to Arconic’s Board.

The Board clearly thinks little of the Company’s shareholders or their votes, but we value your vote highly.

Please join us in voting the BLUE card today.

Thank you.

Elliott Management Corporation

1 A summary of public support for the Shareholder Nominees and the need for change can be found at http://newarconic.com/reactions

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

NewArconic.com	3

Appendix – Shareholder Nominee Biographies

Chris Ayers is the former head of the Forging Division at Precision Castparts (“PCC”). At PCC, Chris started out as an operations manager for one of its casting facilities. Within six months he was promoted to general manager of that business. He did so well that PCC gave him multi-plant responsibility for similar facilities in England, and he was eventually promoted to lead a whole division of facilities in PCC’s forging business. After eight years, he left to join Alcoa as the COO of Alcoa’s Cast, Forged, and Extruded Products Business – part of EPS. Chris’s help was subsequently needed in the aluminum smelting business, so he was promoted to Executive Vice President and President of Global Primary Products (aluminum smelting, alumina refining and bauxite mining), which he ran for two years before leaving to become CEO of a private company. Chris is a no-nonsense operator, and he knows Arconic well.

Elmer Doty is the former President and CEO of Vought Aircraft Industries (“Vought”) – one of the largest producers of commercial and military aerostructures. Under Elmer’s leadership, Vought increased revenues from $1.3 billion to $1.9 billion and net income from negative $230 million to positive $330 million. Immediately prior to Vought, Elmer was Executive Vice President of United Defense Industries. Between United Defense and Vought, Elmer managed two businesses that were major customers of Alcoa and Arconic. Elmer has a long track record of success at improving difficult businesses through operational excellence and restructuring. He will demand the same attention to operational detail from Arconic’s management.

Bernd Kessler is the former CEO of SR Technics, a world-leading maintenance and repair organization for the civil aviation sector. Bernd has spent his career in the guts of the aerospace business. At SR Technics, Bernd’s job was simple: to fix planes – with no errors – as quickly and as cheaply as possible. He brings valuable insights from a long career as an international business executive, including as a director of Polaris Industries, former President and CEO of MTU Maintenance and former executive at Honeywell International. His strong background in engineering, operational excellence and organizational development will serve shareholders well in the boardroom.

Patrice Merrin is the former Executive Vice President and COO of Sherritt International, a publicly traded Canadian natural resources company. Patrice brings extensive experience serving as a director of some of the most complex and challenging companies, and she is currently on the Board of Directors of Glencore, Stillwater Mining, and Novadaq Technologies. Having chaired two CEO search committees, Patrice knows how to take an objective look at an organization and determine what kind of leader it needs for the challenges it faces. She is a proven change-agent with a track record of implementing sound corporate governance practices and holding management teams accountable for their performance. She possesses the ideal fortitude for Arconic at this critical time.

Please vote for these highly qualified nominees using the BLUE CARD only

Please disregard and discard any white card you receive

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

NewArconic.com	4

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Elliott urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Elliott’s recommendations on the other proposals on the agenda for the 2017 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting Elliott with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

Item 2: On May 1, 2017, the following materials were posted by Elliott to www.NewArconic.com: